Exhibit 10.2

EIGHTH AMENDMENT

TO THE AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

EIGHTH AMENDMENT, dated as of July 31, 2013 (this “Amendment”), to the Amended and Restated Loan and Security Agreement dated as of November 5, 2007 (as amended prior to the date hereof, the “Loan Agreement”), by and among (i) LSB INDUSTRIES, INC., a Delaware corporation (the “Parent”), Consolidated Industries Corp., an Oklahoma corporation (“Consolidated Industries” and together with the Parent, each a “Guarantor” and collectively, the “Guarantors”), THERMACLIME, L.L.C., an Oklahoma limited liability company (“ThermaClime”), and each of the Subsidiaries of ThermaClime identified on the signature pages thereof (such Subsidiaries, together with ThermaClime, each a “Borrower”, and collectively, the “Borrowers”), (ii) the lenders identified on the signature pages thereof (each a “Lender” and collectively the “Lenders”), and (iii) WELLS FARGO CAPITAL FINANCE, INC., a California corporation formerly known as Wells Fargo Foothill, Inc., as the arranger and administrative agent for the Lenders (the “Agent”).

WHEREAS, the Borrowers, the Guarantors, the Lenders, and the Agent desire to enter into this Amendment so as to amend the Loan Agreement as set forth herein subject to the terms and conditions hereof.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms used in this Amendment (including, without limitation, in the recitals hereto) and not otherwise defined shall have their respective meanings set forth in the Loan Agreement.

2. New Definitions. Section 1.1 of the Loan Agreement is hereby amended by adding the following defined terms in proper alphabetical order:

“”Covenant Condition” means, as of any date of determination, (i) no Default or Event of Default has occurred and is continuing and (ii) Excess Availability is equal to or greater than the greater of (x) 20% of the Maximum Revolver Commitment or (y) $20,000,000.”

“”Eighth Amendment” means that certain Eighth Amendment to the Amended and Restated Loan and Security Agreement, dated as of July 31, 2013 among the Parent, Consolidated Industries, the Borrowers, the Lenders and the Agent.”

“”Eighth Amendment Effective Date” means the date that all of the conditions set forth in Section 16 of the Eighth Amendment shall be satisfied (or waived by the Agent in its sole discretion).”

“”LSB Notes” means the general senior secured notes of Parent maturing in 2019 in the aggregate principal amount of $400,000,000 to $450,000,000.”

“”Third Party Hedge Agreement” means any and all transactions, agreements, or documents now existing or hereafter entered into between any Borrower or its Subsidiaries and any party other than a Bank Product Provider, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging that Borrower’s or its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.”

“”Third Party Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Borrower and its Subsidiaries arising under, owing pursuant to, or existing in respect of Third Party Hedge Agreements.”

3. Maximum Revolver Amount. The definition of “Maximum Revolver Amount” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“”Maximum Revolver Amount” means $100,000,000 minus the aggregate principal amount of the Term Loan then outstanding.”

4. Permitted Investments. The definition of “Permitted Investments” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“”Permitted Investments” means (a) Investments in Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments by any Borrower or Guarantor in any other Borrower or any Guarantor (other than Parent), (e) guarantees by a Borrower or Guarantor of Indebtedness permitted under Section 7.1(e), (f) guarantees permitted under Section 7.6, (g) other Investments set forth on Schedule 7.13 hereto, (h) Investments made by any Borrower or Guarantor (other than the Parent) in the Parent, provided that with respect to amounts in excess of $5,000,000 at any time outstanding, both immediately before and after giving effect to the making of any such excess Investment, the Covenant Condition has been satisfied, (i) Investments in any newly created Subsidiary by means of purchase or other acquisition of the equity interests of such Subsidiary including by way of merger, provided there is no investment of Collateral, (j) prior to ThermaClime’s distribution or dividend of the Special Distribution Amount to Parent pursuant to Section 7.11(a)(ii), the Borrowers may make Investments in an aggregate amount not exceeding the Special Distribution Amount in the Special Permitted Investments, (k) Investments in joint ventures in an aggregate amount not exceeding $35,000,000, and (l) additional Investments in an aggregate amount not exceeding $50,000,000 at any one time outstanding; provided, that both immediately before and after giving effect to the making of any Investments pursuant to clause (k) or (l), the Covenant Condition has been satisfied.”

5. Permitted Liens. The definition of “Permitted Liens” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“”Permitted Liens” means (a) Liens held by Agent for the benefit of Agent and the Lenders, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, social security and other similar laws (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money, (i) Liens granted as security for surety, payment, performance or appeal bonds in connection with obtaining such bonds in the ordinary course of Borrowers’ business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real Property, easements, exceptions, reservations, encroachments, restrictions, rights of way, zoning restrictions and other similar title policy exceptions or encumbrances that do not materially interfere with or impair the use or operation thereof by Borrowers; (l) Liens on the BofA Collateral in favor of BofA (as collateral agent) on the Restatement Effective Date securing the repayment of the BofA Loans and all other obligations under the BofA Loan Agreement; (m) Liens of the Orica Account Purchaser on the Specified Orica Accounts sold by a Borrower to the Orica Account Purchaser in accordance with Section 7.4(c) hereof; (n) Liens in favor of BofA on the Specified BofA Accounts, which Specified BofA Accounts shall only contain proceeds of insurance in connection with the Specified Casualty; (o) Liens in favor of Bank of America, N.A. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated upon deposits of cash in the Specified BofA Accounts to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business; (p) Liens arising in connection with Third Party Hedging Obligations; (q) Liens securing the LSB Notes so long as (i) to the extent any such Liens are on assets not currently constituting Collateral, the Agent is granted a second priority Lien on such assets and (ii) such Liens are subject to an intercreditor agreement in form and substance satisfactory to the Agent, and (r) other Liens securing obligations or Indebtedness not in excess of $50,000,000 in the aggregate at any one time outstanding.”

6. Permitted Purchase Money Indebtedness. The definition of “Permitted Purchase Money Indebtedness” in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

““Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness not to exceed the greater of (x) $35,000,000 and (y) 5.0% of the total consolidated assets of the Borrowers and their Subsidiaries as reflected on their balance sheet in accordance with GAAP.”

7. Section 2.1(a). Section 2.1(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage or (ii) the Borrowing Base less the Letter of Credit Usage. For purposes of this Agreement, “Borrowing Base,” as of any date of determination, shall mean the result of the following for all Borrowers:

(A) the lesser of

(1) 85% of the amount of Eligible Accounts of such Borrowers, less the amount, if any, of the sum of the Dilution Reserve, and

(2) an amount equal to such Borrowers’ Collections with respect to Accounts for the immediately preceding 75 day period, plus

(B) the lowest of

(1) $60,000,000, and

(2) the sum of

(x) the lesser of (i) 70% of the value of such Borrowers’ Eligible Inventory, and (ii) 85% of the Net Orderly Liquidation Value of such Borrowers’ Eligible Inventory, plus

(y) the lesser of (i) 60% (or, in the case of Climate Control Raw Inventory, 65%) of the value of such Borrowers’ Eligible Raw Inventory, and (ii) 85% of the Net Orderly Liquidation Value of such Borrowers’ Eligible Raw Inventory, minus

(C) (z) the sum of (1) the Bank Products Reserve, and (2) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).”

8. Section 3.4. Section 3.4 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“3.4 Term. This Agreement shall become effective upon the execution and delivery hereof by the Borrowers, the Agent, and the Lenders and shall continue in full force and effect for a term ending on April 13, 2018 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.”

9. Section 7.1. Section 7.1(h) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(h) other Indebtedness owing by any Borrower or any Subsidiary of a Borrower to any Subsidiary of Parent that is not also a Subsidiary of ThermaClime;”

Furthermore, Section 7.1(i) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(i) other Indebtedness in an aggregate principal amount not to exceed $50,000,000 outstanding at any time;”

Furthermore, Section 7.1 of the Loan Agreement is hereby amended by (i) deleting the “and” from the end of clause (k) thereto, (ii) deleting the period from the end of clause (l) thereto and substituting “;” therefor, and (iii) inserting a new clause (m) immediately following clause (l), to read as follows:

“(m) Indebtedness of the Borrowers and their Subsidiaries in respect of guarantees of the LSB Notes; and”

Furthermore, Section 7.1 of the Loan Agreement is hereby amended by inserting a new clause (n) immediately following clause (m), to read as follows:

“(n) Indebtedness in respect of Third Party Hedge Obligations, so long as both immediately before and after giving effect to the incurrence of any such Indebtedness, the Covenant Condition is satisfied; provided, however, that the foregoing Covenant Condition shall not apply to the Hedge Obligations entered into with a Bank Product Provider.”

10. Section 7.6. Section 7.6 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“7.6 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except (i) by endorsement of instruments or items of payment for deposit to the account of Borrowers or which are transmitted or turned over to Agent, (ii) for guarantees of the LSB Notes, (iii) for guarantees of Indebtedness permitted under Section 7.1 and guarantees set forth on Schedule 5.20 and (iv) for guarantees of performance, surety or appeal bonds of any Borrower or Guarantor (other than the Parent).”

11. Section 7.8(a). Section 7.8(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Except in connection with a refinancing permitted by Section 7.1(d), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower or any Guarantor, other than the Obligations in accordance with this Agreement and as otherwise permitted in Section 7.8(b) and Section 7.4(b); provided, that, ThermaClime may prepay the Indebtedness set forth on Schedule I to the Third Amendment, in amounts not to exceed the principal amounts set forth in such schedule plus accrued interest, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) EBITDA for the fiscal quarter immediately preceding the date of such repurchase is not less than $5,000,000 and (iii) after giving effect to such prepayment, Excess Availability is not less than $15,000,000; provided, further, that Borrowers may prepay the BofA Loans from (1)(x) cash on hand or (y) the proceeds of Advances so long as, after giving effect to any such prepayment, Excess Availability is equal to or greater than the greater of (A) $10,000,000 and (B) an amount equal to 20% of the Total Commitment at the time of such prepayment or (2) proceeds from the LSB Notes;”

12. Section 7.11. Section 7.11(e) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(e) each Borrower and each of its Subsidiaries may make other distributions and pay dividends to Consolidated Industries or to Parent or to any Subsidiary of Consolidated Industries that is not also a Subsidiary of ThermaClime, provided that with respect to amounts in excess of $500,000 during each fiscal year, both immediately before and after giving effect to any such excess payments, the Covenant Condition has been satisfied;”

Furthermore, Section 7.11 of the Loan Agreement is hereby amended by (i) deleting the period from the end of clause (f) thereto and substituting “; and” therefor, and (ii) inserting new clause (g) immediately following clause (f), to read as follows:

“(g) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (i) ThermaClime may make distributions and pay dividends to Consolidated Industries or to Parent, in amounts necessary to permit Parent to make required payments of principal and payments of scheduled interest under the LSB Notes (as in effect on the date hereof), in each case not more than 5 Business Days prior to the date such payments are due and not in excess of the actual amounts due.”

13. Section 7.20(a)(iii). Section 7.20(a)(iii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(iii) Fixed Charge Coverage Ratio. At any time Excess Availability is less than or equal to 12.5% of the Total Commitment (the “FCCR Trigger Date”), a Fixed Charge Coverage Ratio of not less than 1.10:1.00, measured monthly commencing on the FCCR Trigger Date with the most recently ended month, on a trailing twelve month basis.”

14. Section 8.9. Section 8.9 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“8.9 If there is a default in any material agreement (including, without limitation, the LSB Notes) to which any Borrower, any Guarantor (other than the Parent, Consolidated Industries and Cherokee) or any of its Subsidiaries is a party and such default (a)(i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the applicable Borrower’s, Guarantor’s or its Subsidiaries’ obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein, and (b) involves Indebtedness or an obligation for the payment of money in an aggregate amount in excess of $1,000,000;”

15. Schedule C-1. Schedule C-1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

Commitments

Lender	Revolver Commitment	Total Commitment
Wells Fargo Foothill, Inc.	$100,000,000	$100,000,000
All Lenders	$100,000,000	$100,000,000

16. Conditions Precedent. The effectiveness of this Amendment is subject to the fulfillment, in a manner satisfactory to the Agent, of each of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being herein called the “Eighth Amendment Effective Date”):

(a) Representations and Warranties; No Event of Default. The representations and warranties contained herein, in Section 5 of the Loan Agreement and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant hereto on or prior to the Eighth Amendment Effective Date (as updated prior to the date hereof in accordance with the Loan Agreement) shall be correct in all material respects on and as of the Eighth Amendment Effective Date as though made on and as of such date, except to the extent that such representations and warranties (or any schedules related thereto) expressly relate solely to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such date); and after giving effect to the amendments, consents and waivers set forth herein, no Default or Event of Default shall have occurred and be continuing on the Eighth Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b) Payment of Amendment Fee. The Borrowers shall have paid to the Agent an amendment fee equal to $75,000. The Borrowers hereby authorize the Agent to draw this amendment fee against the Loan Account on the Eighth Amendment Effective Date.

(c) Delivery of Documents. The Agent shall have received on or before the Eighth Amendment Effective Date the following, each in form and substance satisfactory to the Agent and, unless indicated otherwise, dated the Eighth Amendment Effective Date:

(i) counterparts of this Amendment duly executed by the Borrowers, the Agent and the Lenders;

(ii) a certificate from the Secretary or Assistant Secretary of each Borrower, Consolidated Industries and Parent attesting to the resolutions of such Borrower’s or Guarantor’s Board of Directors or Board of Managers, as applicable, or committee thereof authorizing its execution, delivery, and performance of this Amendment and the other Loan Documents (as amended by this Amendment) to which such Borrower or Guarantor is a party and authorizing specific officers of such Borrower to execute the same;

(iii) copies of each Borrower’s, Consolidated Industries’ and Parent’s Governing Documents, as amended, modified, or supplemented to the Eighth Amendment Effective Date, certified by the Secretary or Assistant Secretary of such Borrower or such Guarantor; and

(iv) a certificate of status with respect to each Borrower, Consolidated Industries and Parent, dated no earlier than 60 days prior to the Eighth Amendment Effective Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower or such Guarantor, which certificate shall indicate that such Borrower or such Guarantor is in good standing in such jurisdiction.

(d) Effectiveness of the LSB Notes. (i) The LSB Notes shall have been issued and the proceeds therefrom shall have been received by the Parent, and (ii) the proceeds from the LSB Notes shall be used, in part, to repay in full the BofA Loans and all obligations related thereto.

17. Representations and Warranties. Each Borrower, and only with respect to parts (b) and (c) below, Parent and Consolidated Industries, hereby represents and warrants to the Agent and the Lenders as follows:

(a) Representations and Warranties; No Event of Default. The representations and warranties herein, in Section 5 of the Loan Agreement (as updated prior to the date hereof in accordance with the Loan Agreement), and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant hereto on or prior to the Eighth Amendment Effective Date are correct in all material respects on and as of the Eighth Amendment Effective Date as though made on and as of such date, except to the extent that such representations and warranties (or any schedules related thereto) expressly relate solely to an earlier date (in which case such representations and warranties are true and correct in all material respects on and as of such date); and after giving effect to the amendments, consents and waivers set forth herein, no Default or Event of Default has occurred and is continuing on the Eighth Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms;

(b) Organization, Good Standing, Etc. Parent, Consolidated Industries and each Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has all requisite power and authority to execute, deliver and perform this Amendment and the other Loan Documents to which it is a party being executed in connection with this Amendment, and to perform its respective obligations under the Loan Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to be so qualified reasonably could not be expected to have a Material Adverse Change.

(c) Authorization, Etc. The execution, delivery and performance by each Borrower, Parent and Consolidated Industries of this Amendment, and the performance by each Borrower, Parent and Consolidated Industries of the Loan Agreement and the other Loan Documents to which it is a party, each as amended hereby, (i) have been duly authorized by all necessary action on the part of such Borrower, Parent or Consolidated Industries, (ii) do not and will not contravene such Borrower’s, Parent’s or Consolidated Industries’ charter or by-laws, any applicable law or any material contractual restriction binding on it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

18. Miscellaneous.

(a) Continued Effectiveness of the Loan Agreement. Except as otherwise expressly provided herein, the Loan Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Eighth Amendment Effective Date (i) all references in the Loan Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment, and (ii) all references in the other Loan Documents to which any Borrower is a party to the “Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment, modification or waiver of any right, power or remedy of the Lender under the Loan Agreement or any other Loan Document, nor constitute an amendment of any provision of the Loan Agreement or any other Loan Document.

(b) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(c) Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(d) Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

(e) Costs and Expenses. The Borrowers jointly and severally agree to pay on demand all reasonable fees, costs and expenses of the Agent and each Lender in connection with the preparation, execution and delivery of this Amendment and the other related agreements, instruments and documents.

(f) Amendment as Loan Document. Each Borrower hereby acknowledges and agrees that this Amendment constitutes a “Loan Document” under the Loan Agreement. Accordingly, it shall be an Event of Default under the Loan Agreement (i) if any representation or warranty made by a Borrower under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made or (ii) if Borrowers fail to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Amendment.

(g) General Release. Each Borrower and Guarantor hereby acknowledges and agrees that no Borrower or Guarantor has, as of the date of this Amendment, any defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of its liability to repay the obligations or to seek affirmative relief or damages of any kind or nature from the Agent, any member of the Lender Group or any other Lender-Related Persons. Each Borrower and Guarantor hereby voluntarily and knowingly releases and forever discharges the Agent, each member of the Lender Group, the other Lender-Related Persons and each of their respective predecessors, agents, employees, attorneys, successors and assigns (collectively, the “Released Parties”) from all possible claims, demands, actions, causes of action, damages, costs, expenses and liabilities whatsoever, whether known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent or conditional, or at law or in equity, in any case originating in whole or in part on or before the date this Amendment is executed that any Borrower or Guarantor may now or hereafter have against the Released Parties, if any, irrespective of whether any such claims arise out of contract, tort, violation of law or regulations, or otherwise, and that arise from any Loans, the exercise of any rights and remedies under the Loan Agreement or other Loan Documents, and/or negotiation for and execution of this Amendment, including, without limitation, any contracting for, charging, taking, reserving, collecting or receiving interest in excess of the highest lawful rate applicable.

(h) Waiver of Jury Trial. EACH BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

Parent:

LSB INDUSTRIES, INC., a Delaware corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

Consolidated Industries:

CONSOLIDATED INDUSTRIES CORP., an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

Borrowers:

THERMACLIME, L.L.C., an Oklahoma limited liability company

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

CHEROKEE NITROGEN COMPANY, an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

CLIMATE MASTER, INC.,
a Delaware corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

CLIMATECRAFT, INC., an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

CLIMACOOL, CORP., an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

INTERNATIONAL ENVIRONMENTAL CORPORATION, an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

THERMACLIME TECHNOLOGIES, INC., an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

KOAX CORP., an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

LSB CHEMICAL CORP., an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

XPEDIAIR, INC., an Oklahoma corporation.

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

EL DORADO CHEMICAL COMPANY, an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

CHEMEX I CORP., an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

:

TRISON CONSTRUCTION, INC., an Oklahoma corporation

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

EDC AG PRODUCTS COMPANY L.L.C., an Oklahoma limited liability company

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

EL DORADO AMMONIA L.L.C., an Oklahoma limited liability company

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Executive Vice President

Agent and Lender:

WELLS FARGO CAPITAL FINANCE, INC., a California corporation, as Agent and Lender

By:	/s/ Matt Mouledous
Name: Matt Mouledous
Title: Vice President